Exhibit 99.1

Contact:	Daniel Eggers Exelon Investor Relations 312-394-2345 daniel.eggers@exeloncorp.com	FOR IMMEDIATE RELEASE
Paul Adams Corporate Communications 410-470-4167 paul.adams@constellation.com

EXELON’S BGE ANNOUNCES REDEMPTION OF TRUST PREFERRED SECURITIES
BALTIMORE (Aug. 1, 2017) - Baltimore Gas and Electric Company (BGE) today announced that on July 28, 2017, it issued a notice of redemption to the holders of the 6.20% Trust Preferred Securities (CUSIP No. 05541Q206) (the “Securities”) of BGE Capital Trust II, an affiliate of BGE. The Securities were issued under an Indenture dated June 15, 1998, between BGE and The Bank of New York Mellon (as successor in interest to The Bank of New York) as trustee.
As indicated in the notice of redemption, BGE intends to redeem the Securities on August 28, 2017, pursuant to the optional redemption provisions of the Indenture. The redemption price per share is $25.185139, which equals the stated value per share plus accrued and unpaid dividends to, but excluding, the redemption date.
The redemption shall be made to stockholders of record as of the close of business on August 25, 2017. No dividends on the Securities being redeemed will accrue on or after the redemption date, nor will any interest accrue on amounts held to pay the redemption price. Related questions and requests for copies of this redemption notice should be directed to The Bank of New York Mellon at 1-800-254-2826.

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Exelon Corporation (NYSE: EXC) is a Fortune 100 energy company with the largest number of utility customers in the U.S. Exelon does business in 48 states, the District of Columbia and Canada and had 2016 revenue of $31.4 billion. Exelon’s six utilities deliver electricity and natural gas to approximately 10 million customers in Delaware, the District of Columbia, Illinois, Maryland, New Jersey and Pennsylvania through its Atlantic City Electric, BGE, ComEd, Delmarva Power, PECO and Pepco subsidiaries. Exelon is one of the largest competitive U.S. power generators, with more than 33,300 megawatts of nuclear, gas, wind, solar and hydroelectric generating capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 2.2 million residential, public sector and business customers, including more than two-thirds of the Fortune 100. Follow Exelon on Twitter @Exelon.

BGE, founded in 1816 as the nation's first gas utility, is Maryland's largest natural gas and electric utility. Headquartered in Baltimore, BGE delivers power to more than 1.25 million electric customers and more than 650,000 natural gas customers in central Maryland. The company's approximately 3,200 employees are committed to the safe and reliable delivery of natural gas and electricity, as well as enhanced energy management, conservation, environmental stewardship and community assistance. The company also has an estimated annual economic impact of $5 billion of output in its service area, supporting more than 9,500 local jobs and producing $923 million in labor income. BGE is a subsidiary of Exelon Corporation (NYSE: EXC), the nation's leading competitive energy provider. Like us on Facebook and follow us on Twitter, YouTube  and Flickr.

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